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                                                                 EXHIBIT 10.9

                            EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") made and effective as of the 17th day of August, 1995, by and between ENCORE ORTHOPEDICS, INC., a Texas corporation (the "Company"), and JAMES P. ABRAHAM (the "Employee");

         In consideration of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

                                   ARTICLE 1
                                   EMPLOYMENT

         1.1 Employment Term. The Company hereby employs the Employee for a primary term commencing on the date set forth above and, subject to earlier termination as provided in Section 1.5 hereof, ending five (5) years from such date (the "Employment Term"). Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.

         1.2 Duties. The Employee shall serve in the capacity as Vice President of Sales of the Company, or in such other capacity as the Company may in its sole discretion direct, and shall report to, and be subject to the general direction and control of, the President of the Company. It is further understood and agreed that any modification in or expansion of Employee's duties hereunder shall not, unless specifically agreed in writing by Company, result in any modification in, increase or decrease of Employee's compensation referred to in Section 1.4 hereof.

         1.3 Extent of Service. The Employee shall devote his full time, attention, and energy to the business of the Company and, except as may be specifically permitted by the Company and approved by either the President or the Board of Directors of the Company, shall not be engaged in any other business activity while in the employ of the Company.

         1.4     Compensation

                 1.4.1 Salary. The Company shall pay to the Employee a base salary at a rate of not less than One Hundred Thirty Thousand Dollars ($130,000) per year, or at such greater rate as the President of the Company shall from time to time determine (the "Base Salary"). The Base Salary shall be subject to review on no less than an annual basis, beginning September 1, 1998. Such salary is to be payable in installments in accordance with the payroll policies of the Company in effect from time to time during the Employment Term.

                 1.4.2 Other Benefits. The Employee shall be entitled to such vacation days, sick days, insurance and other fringe benefit programs (including pension, profit-sharing, and stock plans, if any) as are established for all other employees of the Company, on the same basis as such other employees are entitled thereto, it being understood that the establishment, termination, or change of any such program shall be at the instance of the Company, in exercise of its sole discretion, from time to time, and any such termination or change in any such program shall not affect this Agreement.
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                 1.4.3    Stock Options. Employee shall be granted an option to
purchase one hundred twenty-five thousand (125,000) shares of common stock of the Company at the price of One and 40/100 Dollars ($1.40) per share, subject to such vesting and other requirements as are set forth in the 1992 Stock
Option Plan of the Company and as are established by the Board of Directors of the Company and the Stock Option Committee of the Board of Directors of the Company.

                 1.4.4 Incentive Compensation Program. For the period beginning with the commencement of this Agreement and ending on December 31, 1998, Employee shall be eligible to receive, as incentive compensation, an amount equal to one percent (1%) of the Company's net sales of Company products from "new business". For purposes of this provision, "new business" shall mean and refer to sales of Company products generated in the United States by representatives or distributors of the Company's products who were not representatives or distributors of the Company's products as of the date of this Agreement. "Net sales" shall mean and refer to the total amounts invoiced to, and collected from, customers from sales of Company products, excluding shipping costs, taxes, excise fees, finance costs, late fees, insurance, any documentation charges and any discounts given to, or charged to, a customer, and net of all sales commissions and royalties paid on such sales. The compensation payable under this provision shall be payable quarterly, in arrears. In the event that the amount paid to Employee in any calendar year under this provision is greater than what would be otherwise due Employee under the Employee Bonus Plan applicable to all other employees of the Company for the same calendar year, then Employee shall not be eligible for payment under the Employee Bonus Plan. In the event that the amount paid to Employee in any calendar year under this provision is less than what would be otherwise due Employee under the Employee Bonus Plan applicable to all other employees of the Company for such calendar year, then Employee shall be paid, at such time as payments to all other employees are made under the Employee Bonus Plan, the difference between the amount due under the Employee Bonus Plan and the amount paid pursuant to this provision.

         1.5     Termination.

                 1.5.1 Termination by Employee. At any time after one (1) year from the commencement of the Employment Term, Employee may terminate this Agreement on thirty (30) days' prior written notice.

                 1.5.2 Termination by Company. Prior to the end of the Employment Term, the Company may upon ten (10) days' prior written notice discharge the Employee with or without cause at its sole option without any further liability hereunder to the Employee or his estate; provided, however, in the event such termination was without cause, the Company shall be required to pay the Employee, at the time of his discharge, for one (1) year's Base Salary, in addition to any accrued, but unpaid Base Salary. The Employee will have no further liability hereunder to the Company except pursuant to Article 2 and Section 3.2 hereof. For purposes of this Agreement, a "discharge for cause" shall mean a discharge resulting from Employee having (i) committed any act involving moral turpitude, dishonesty, or fraud that, in the good faith opinion of Company, causes a material harm to Company, (ii) failed or refused to follow legal and reasonable policies or directives established and previously given to Employee in writing by


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Company, (iii) willfully failed to attend to his duties after ten (10) days prior written notice of failure to so act, (iv) committed acts amounting to gross negligence or willful misconduct to the material detriment of Company, or
(v) otherwise materially breached any of the terms or provisions of this Agreement after ten (10) days prior written notice of such material breach and failure to cure such breach. Employee shall be deemed to have been discharged for cause upon delivery to Employee of a "Notice of Termination" stating the "Date of Termination" and specifying the particulars of the conduct justifying discharge for cause.

                                   ARTICLE 2
                 NON-COMPETITION AND DISCLOSURE OF INFORMATION

         2.1 Non-competition. Employee acknowledges that his services to be rendered hereunder are of a special and unusual character which have a unique value to Company, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Company of the services of Employee for which Company has contracted hereunder, and because of the confidential information to be obtained by or disclosed to Employee, and as a material inducement to Company to enter into this Agreement, and to pay to Employee the compensation referred to in Section 1.4 hereof, Employee covenants and agrees that during Employee's employment hereunder and for a period of one
(1) year after he ceases to be employed by Company, Employee shall not (a) directly or indirectly, solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by Company, any client, account or location of Company with which Employee has had any contact as a result of his employment by Company hereunder; (b) engage in or carry on, directly or indirectly, either for himself, as a member of a partnership, or as a stockholder (except as limited partner or stockholder of less than one percent (1%) of the issued and outstanding limited partnership interests or stock of a publicly held partnership or corporation whose gross assets exceed $l,000,000), as an investor, lender, guarantor, landlord, manager, officer, or director of any person, partnership, corporation, or other entity (other than the Company or its subsidiaries), or as an employee, agent, associate, broker, or consultant of any person, partnership, corporation, or other entity (other than the Company or its subsidiaries), any business (or segment of a business if such business operates in more than one segment of the orthopedic industry) that competes with any operations of the Company, as they exist at the time of Employee's termination, within an one hundred (100)-mile radius of any geographic area where Company is actually engaged in business, or maintains sales or service representatives or employees; or (c) directly or indirectly, solicit for employment or employ any employee of Company. In the event this Agreement is terminated by the Company without cause, Employee may elect, by providing written notice to the Company, to shorten the term of this non-compete to six (6) months, provided, however, in that event, the Company's obligation to pay severance pay to the Employee pursuant to Section 1.5.2 shall be reduced to an amount equal to six (6) months base pay.

         2.2 Disclosures of Information. The Employee acknowledges that in the course of his employment by the Company, he will receive certain trade secrets, programs, methods of operation, financial information, lists of customers, and other confidential information and knowledge concerning the businesses of the Company (hereinafter collectively referred to as "Information") that the Company desires to protect. As a material inducement to Company to enter into this Agreement, and to pay to Employee the compensation referred to in Section 1.4





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hereof, Employee covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such Information which has been obtained by or disclosed to him as a result of his employment by Company. The Employee further agrees that he will at no time use the Information in competing with the Company. Upon termination of this Agreement, the Employee shall surrender to the Company all lists, books, financial information, records, literature, products, papers, documents, writings, and other property produced by him or coming into his possession by or through his employment relating to the Information, and the Employee agrees that all such materials will at all times remain the property of the Company. In the event of a breach or threatened breach by Employee of any of the provisions of this Article 2, Company, in addition to and not in limitation of any other rights, remedies or damages available to Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee, or by Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

         2.3 Accounting for Profits. Employee covenants and agrees that if he shall violate any of his covenants or agreements under Article 2 hereof, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Company is or may be entitled at law or in equity or under this Agreement.

         2.4     Reasonableness of Restrictions.

                 2.4.1 Employee has carefully read and considered the provisions of Article 2 hereof and, having done so, agrees that the restrictions set forth in such Article (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in
Article 2 hereof) are fair and reasonable and are reasonably required for the protection of the interest of Company, its officers, directors and other employees.

                 2.4.2 In the event that, notwithstanding the foregoing, any of the provisions of Article 2 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Article 2 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

                                   ARTICLE 3
                              EMPLOYEE INVENTIONS

         3.1 Employee Inventions. Employee shall promptly disclose to the Company or its designee any and all ideas, inventions, works of authorship (including, but not limited to computer programs, software and documentation), improvements, discoveries, developments, or innovations (hereinafter referred to as "said inventions"), whether patentable or unpatentable,





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copyrightable or uncopyrightable, made, developed, worked on, or conceived by
Employee, either solely or jointly with others, whether or not reduced to drawings, written description, documentation, models, or other tangible form:
(a) during the Employment Term that relate to, or arise out of, any developments, services, research, or products of, or pertain to the business of, the Company and (b) for a period of six (6) months after termination of the Employment Term, said inventions that relate to, or arise out of, any developments, services, research, or products that Employee has been concerned with during the term of his employment.

         3.2 Assignment. Employee hereby assigns and agrees to assign to the Company, its successors and assigns, Employee's entire right, title, and interest in and to any of said inventions. All of said inventions shall forthwith and without further consideration become and be the exclusive property of the Company, it successors and assigns.

         3.3 Cooperation. Employee shall, without further compensation, do all lawful things, including, but not limited to, maintaining invention records that shall be the property of the Company, rendering assistance, giving of evidence and testimony, and executing necessary documents, as requested, to enable the Company to file and obtain patents in the United States and foreign countries on any of said inventions, as well as to protect the Company's interest in any of said inventions.

                                   ARTICLE 4
                                 MISCELLANEOUS

         4.1 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed or telexed and confirmed if addressed to the respective parties as follows: (a) if to the Employee to the address set forth below, and (b) if to the Company to Encore Orthopedics, Inc., 8920 Business Park Drive, Suite 380, Austin, Texas 78759 ATTENTION: President. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

         4.2 Specific Performance. The Employee acknowledges that a remedy at law for any breach or attempted breach of Section 1.3 and Article 2 of this Agreement will be inadequate, and agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief. In the event the Company brings legal action to enforce its rights hereunder, the Employee shall pay all of the Company's court costs and legal fees and expenses arising out of such action if the Company prevails in such action.

         4.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.





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         4.4     Assignment.  This Agreement may not be assigned by the
Employee. Neither the Employee nor his spouse shall have any right to commute, encumber, or otherwise dispose of any right to receive payments hereunder, it being the intention of the parties that such payments and the rights thereto are nonassignable and nontransferable. This Agreement is only assignable by the Company to a parent, subsidiary, successor or other affiliate of the Company.

         4.5 Binding Effect. Subject to the provisions of Section 4.4 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee's heirs and personal representatives, and the successors and assigns of the Company.

         4.6 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

         4.7 Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties, and there are no agreements or understandings among the parties except as set forth herein. The Employee represents and warrants to the Company that at the time of execution of this Agreement he is not a party to any other employment agreement. Employee further represents and warrants that he neither has any proprietary information of any other business nor is he providing any other business' proprietary information to the Company. No alteration or modification of this Agreement shall be valid except by subsequent written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement in one circumstance shall be deemed a waiver of such provision or condition in any other circumstances or be deemed a waiver of any other provision or condition. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                 COMPANY:

                                 ENCORE ORTHOPEDICS, INC.


                                 By:  /s/ CRAIG L. SMITH
                                      ----------------------------
                                      Craig L. Smith, President


                                 EMPLOYEE:


                                 /s/ JAMES P. ABRAHAM
                                 ---------------------------------
                                 JAMES P. ABRAHAM
                                 14819 Calaveras
                                 Austin, Texas 78717





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